Exhibit 99.1

News Release

Superior Affirms Strong Liquidity Position and

Provides Update Regarding COVID-19

SOUTHFIELD, MICHIGAN – March 23, 2020 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers, today provided a business update regarding COVID-19, and its impact on the automotive industry and Superior’s operations.

The impact from the COVID-19 pandemic has driven unprecedented market volatility over the last several weeks and is having a widespread adverse effect on the automotive industry on both consumer demand and OEM automotive production. While the extent of the impact is unknown and the situation is evolving rapidly, key customers have announced temporary closure of nearly all production facilities in Europe and North America. The announced timing and duration of these closures varies by customer and facility, but the outcome is highly uncertain.

In light of this uncertainty, Superior is taking further action to both ensure the health and safety of its employees globally and respond to the current industry production environment by reducing costs and managing liquidity. The Company anticipates that production at all its facilities will be halted in the coming days; however, the duration of these closures will be dependent on how the situation evolves.

Other actions to minimize the impact of the lower production levels on profit and cash flow include significantly reducing capital expenditures, balancing the Company’s labor force with the production outlook, and reducing discretionary spending.

In addition, out of an abundance of caution in this uncertain time, the Company has fully drawn its $160 million U.S. revolving credit line and has drawn €48 million on its €60 million European revolving credit line. Both revolving credit facilities mature in May 2022. Superior does not anticipate any issues meeting the financial covenants under these facilities. These funds, along with existing cash already on hand, afford Superior significant available cash liquidity. The Company has no other significant funded debt obligations until May 2024. Superior has maintained liquidity levels in line with year-end 2019, well in excess of $250 million.

Finally, due to the current unprecedented economic uncertainty in North America and Europe, Superior is suspending its previously provided full year 2020 Outlook. Superior will provide additional details around its outlook for 2020 during the first quarter 2020 earnings call.

Majdi Abulaban, President and Chief Executive Officer of Superior commented, “In the face of the uncertainty created by COVID-19, we must decisively take the necessary precautionary measures to protect our employees, while managing Superior’s operations, costs, and liquidity prudently. The management team at Superior is planning for various possible scenarios and will take action accordingly as we move forward.”

Mr. Abulaban continued, “As we demonstrated in 2019, we believe that we are well prepared to move swiftly to adapt our business to changing production levels. I feel very confident in our company’s and employees’ ability to manage through this very challenging time.”

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “outlook”, “predicts,” “projects,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, those related to Superior’s ability to withstand current market conditions and the evolving impact of COVID-19, access to the credit markets, Superior’s ability to continue to deliver in 2020 the positive financial trends it delivered in 2019, Superior’s financial flexibility, trends in Superior’s financial results, Superior’s ability to continue to enhance cash generation and pay down debt, Superior’s competitive position, Superior’s ability to continue to introduce market-leading product offerings with differentiating technologies, Superior’s ability to reduce costs, Superior’s ability to re-align its business to changing production levels, and trends in the aluminum wheel industry. These statements are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations:

(248) 234-7104

Troy Ford

Investor.Relations@supind.com